EXHIBIT 99.1

Ambac Reports Third Quarter 2019 Results

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Net Income of $66.1 million or $1.41 per diluted share for the Quarter Ended September 30, 2019 and an increase in Book Value per Share of $1.66 to $34.44 at September 30, 2019 from June 30, 2019. Third quarter net income was driven by a $142.2 million gain from the previously reported SEC-Citigroup settlement

•
Adjusted Earnings(1) of $76.8 million or $1.63 per diluted share for the Quarter Ended September 30, 2019 and an increase in Adjusted Book Value per Share of $0.74 to $30.31 at September 30, 2019 from June 30, 2019

•	Active de-risking initiatives lead to a $1.5 billion or an 8.8% reduction in Adversely Classified and Watch List net par exposure during the third quarter of 2019

◦	Insured net par reduced by $3.2 billion or 7.6% to $39.0 billion

◦	Ceded $1.2 billion of performing par exposure to a third party reinsurer, including $509 million of Adversely Classified and Watch List Credits

NEW YORK, NY, November 7, 2019 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a financial services holding company whose subsidiaries include Ambac Assurance Corporation ("AAC") and Ambac Assurance UK Limited ("Ambac UK"), run-off financial guaranty insurance companies that guarantee public finance and structured finance obligations, today reported Net Income attributable to common stockholders of $66.1 million or $1.41 per diluted share and Adjusted Earnings(1) of $76.8 million or $1.63 per diluted share for the quarter ended September 30, 2019. This compares to a Net Loss attributable to common stockholders of $128.4 million or $2.79 per diluted share and Adjusted Earnings of $86.4 million or $1.88 per diluted share in the second quarter of 2019.
Results for the third quarter of 2019 benefited from the receipt of $142.2 million by AAC related to the settlement reached between the United States Securities and Exchange Commission (the "SEC") and Citigroup Global Markets ("Citigroup") partially offset by an increase in loss and loss expense reserves related mostly to Puerto Rico. The results for the second quarter of 2019 were primarily driven by the Ballantyne restructuring and commutation.

Claude LeBlanc, President and Chief Executive Officer, stated, “I am very pleased with our success during the third quarter of 2019. Our active derisking efforts included the successful negotiation and execution of a third-party reinsurance agreement, ceding $1.2 billion of performing par exposure, including $509 million par of Adversely Classified and Watch List Credits and equating to approximately $2.4 billion of insured debt service. This transaction, together with other de-risking activities and natural portfolio run-off, brings our insured net par exposure down to $39.0 billion at September 30, 2019 from $42.2 billion at June 30, 2019. This quarter, we also benefited from the receipt of $142.2 million from the favorable outcome of the Citi-SEC settlement, all of which will be used to pay down our outstanding secured notes, further de-leveraging our balance sheet and lowering future interest costs. We also received favorable decisions from the appellate court related to our outstanding litigation against Bank of America/Countrywide, further strengthening our case as we prepare for trial." Mr. LeBlanc continued, "Our accomplishments during the third quarter of 2019 and year-to-date are solid evidence of our ongoing commitment to our shareholders to optimize our platform and position Ambac for the future with the goal of increasing long-term shareholder value."

Ambac's Third Quarter 2019 Summary Results
			Better (Worse)
($ in millions, except per share data)	3Q2019	2Q2019	Amount	Percent
Net premiums earned	$10.5	$7.8	$2.7	35%
Net investment income	44.5	86.5	(42.0)	(49)%
Net realized investment gains (losses)	18.5	35.9	(17.4)	(48)%
Net gains (losses) on derivative contracts	(9.9)	(35.4)	25.5	72%
Other income (expense)	141.4	(8.9)	150.3	1,689%
Income (loss) on Variable Interest Entities ("VIEs")	11.2	3.3	7.9	239%
Losses and loss expenses (benefit)	37.1	(133.5)	(170.6)	(128)%
Operating expenses	25.6	29.1	3.5	12%
Interest expense	66.9	67.4	0.5	1%
Insurance intangible amortization	17.4	226.2	208.8	92%
Provision for income taxes	2.9	28.3	25.4	90%
Net income (loss) attributable to Common Stockholders	66.1	(128.4)	194.5	151%
Net income (loss) per diluted share	$1.41	$(2.79)	$4.20	151%
Adjusted earnings (loss) 1	76.8	86.4	(9.6)	(11)%
Adjusted earnings (loss) per diluted share 1	$1.63	$1.88	$(0.25)	(13)%
Total Ambac Financial Group, Inc. stockholders' equity	1,568.7	1,492.9	75.8	5%
Total Ambac Financial Group, Inc. stockholders' equity per share	$34.44	$32.78	$1.66	5%
Adjusted book value 1	1,380.6	1,346.8	33.8	3%
Adjusted book value per share 1	$30.31	$29.57	$0.74	3%
Weighted-average diluted shares outstanding (in millions)	47.0	46.0	(1.0)	(2)%
(1) See Non-GAAP Financial Data section of this press release for further information

Net Premiums Earned
During the third quarter of 2019, net premiums earned were $10.5 million compared to $7.8 million in the second quarter of 2019, including accelerated premiums earned of $2.0 million in the third quarter of 2019 compared to negative accelerated premiums earned of $6.2 million in the second quarter of 2019. Normal premiums earned decreased $5.5 million or 39% to $8.5 million during the third quarter of 2019 from $14.0 million in the second quarter of 2019 primarily due to an increase in uncollectable premiums and continued reduction of the insured portfolio. Accelerated premiums earned in the third quarter of 2019 were driven by call activity and in the second quarter of 2019 were primarily driven by the Ballantyne restructuring and the termination of a commercial asset-backed exposure.
Net Investment Income and Net Realized Investment Gains
Net investment income for the third quarter of 2019 and the second quarter of 2019 was $44.5 million and $86.5 million, respectively. The decrease in net investment income was primarily due to the inclusion, in the second quarter of 2019, of accelerated accretion on owned Ballantyne notes associated with the restructuring. Third quarter 2019 net realized investment gains of $18.5 million primarily consisted of gains from the sale of restructured COFINA bonds and foreign exchange gains.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses for the third quarter of 2019 were $37.1 million, compared to a benefit of $133.5 million for the second quarter of 2019.

The following table provides losses and loss expenses (benefit) incurred by bond type for the three-month periods ended September 30, 2019 and June 30, 2019:

	Three Months Ended
($ in millions)	September 30, 2019	June 30, 2019
RMBS	$(24.5)	$(69.4)
Domestic public finance	77.0	50.3
Student loan	(15.7)	(3.6)
Ambac UK and other credits	0.3	(110.8)
Total losses and loss expenses	$37.1	$(133.5)
RMBS losses and loss expenses were a benefit of $24.5 million in the third quarter of 2019 and $69.4 million in the second quarter of 2019, primarily driven in both periods by higher levels of expected excess spread resulting from lower interest rates. Second quarter of 2019 RMBS losses and loss expenses also included $18.7 million received from a trustee settlement related to Lehman sponsored RMBS transactions.
Domestic public finance losses and loss expenses were an expense of $77.0 million in the third quarter of 2019 due primarily to an increase in non-COFINA Puerto Rico reserves driven mostly by lower discount rates in addition to assumption changes and higher loss expenses. In the second quarter of 2019, domestic public finance losses and loss expenses were $50.3 million driven mostly by lower discount rates.
Student loan losses and loss expenses were a benefit of $15.7 million in the third quarter of 2019 largely due to improved recovery experience.
Losses and loss expenses for Ambac UK and other credits benefit of $110.8 million in the second quarter of 2019 were driven by the Ballantyne restructuring.
During the third quarter of 2019 losses and loss expenses paid (net of reinsurance) were $104.8 million which included $133.3 million of loss and expense payments, partially offset by $28.5 million of subrogation received. During the second quarter of 2019, losses and loss expenses paid (net of reinsurance) were $129.7 million which included $175.3 million of loss and expense payments, partially offset by $45.6 million of subrogation received.
Loss and loss expense reserves (gross of reinsurance) were $(560) million at September 30, 2019, and $(491) million at June 30, 2019, which were both net of $1.8 billion of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of RMBS representations and warranties.
The following table provides loss and loss expense reserves (gross of reinsurance) by bond type at September 30, 2019, and June 30, 2019:

($ in millions)	September 30, 2019	June 30, 2019
RMBS	$(1,419)	$(1,404)
Domestic public finance	580	603
Student loans	202	222
Ambac UK and other credits	4	5
Loss expenses	73	83
Total loss and loss expense reserves	$(560)	$(491)
Net Gains (Losses) on Derivative Contracts
Net losses on derivative contracts of $9.9 million for the third quarter of 2019 and $35.4 million for the second quarter of 2019 were primarily due to the impact of decreases in forward interest rates on interest rate derivatives. The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios.
Other Income (Expense)
Other income for the third quarter of 2019 was $141.4 million, primarily due to a gain recognized upon receipt of proceeds of $142.2 million from the SEC-Citigroup settlement related to a collateralized debt obligation transaction.

Expenses
Operating expenses for the third quarter of 2019 decreased by $3.5 million to $25.6 million from $29.1 million in the second quarter of 2019. The decrease in the third quarter of 2019 was mostly due to lower incentive compensation and lower legal and advisory fees, partially offset by higher rent expense due to the extinguishment of lease reducing junior surplus notes, which previously lowered rent expense, and higher severance expenses. Lower incentive compensation in the third quarter of 2019 is due to the performance impact of the Ballantyne restructuring recognized in the second quarter of 2019.
Interest expense for the third quarter of 2019 decreased $0.5 million to $66.9 million from $67.4 million in the second quarter of 2019 primarily due to lower interest on the Ambac Note driven by lower interest rates and partial redemptions. Future interest expense will be further reduced as the settlement proceeds received of $142.2 million during the third quarter of 2019 will be used to partially redeem the Ambac Note during the fourth quarter of 2019.
Taxes
Income taxes were an expense of $2.9 million for the third quarter of 2019, primarily driven by foreign taxes, compared to $28.3 million for the second quarter of 2019, driven by foreign taxes triggered by the Ballantyne restructuring.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at September 30, 2019, increased 5% to $1.57 billion, or $34.44 per share compared to $1.49 billion or $32.78 per share as of June 30, 2019, primarily driven by net income of $66.1 million.
Financial Guarantee Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 7.6% during the quarter ended September 30, 2019, to $39.0 billion from $42.2 billion at June 30, 2019. During the third quarter of 2019, Ambac reinsured $1.2 billion of performing par exposure (the "reinsurance transaction") for certain public finance insurance policies to a third party reinsurer, including $0.5 billion of Adversely Classified and Watch List Credits.
The public finance insured portfolio decreased $2.0 billion primarily due to the reinsurance transaction and natural runoff, the structured finance portfolio decreased $0.4 billion primarily related to de-risking activity and natural runoff and the international insured portfolio decreased $0.8 billion primarily due to natural run-off coupled with a decline in the British Pound.
Adversely Classified and Watch List Credits decreased in the third quarter of 2019 by $1.5 billion or 8.8% to $15.7 billion at September 30, 2019 from $17.2 billion at June 30, 2019 mainly due to the reinsurance transaction, other de-risking activity and natural runoff.
Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	September 30, 2019	June 30, 2019
By Sector:
Public finance	48%	49%
Structured Finance	20%	20%
International	32%	31%
By Financial Guarantor:
Ambac Assurance	71%	71%
Ambac UK	29%	29%
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, the Company currently reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for the

Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, we utilized a 0% effective tax rate for non-GAAP adjustments; which is subject to change.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

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Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

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Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

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Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance.

Adjusted Earnings were $76.8 million, or $1.63 per diluted share, for the third quarter 2019 as compared to Adjusted Earnings of $86.4 million or $1.88 per diluted share, for the second quarter of 2019.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three-month periods ended September 30, 2019, and June 30, 2019, respectively:

	Three Months Ended
	September 30, 2019		June 30, 2019
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$66.1	$1.41	$(128.4)	$(2.79)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(0.4)	(0.01)	(0.2)	—
Insurance intangible amortization	17.4	0.37	226.2	4.92
Foreign exchange (gains) losses	(6.3)	(0.14)	(11.2)	(0.25)
Adjusted Earnings (loss)	$76.8	$1.63	$86.4	$1.88
Weighted-average diluted shares outstanding (in millions)		47.0		46.0
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

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Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

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Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

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Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Adjusted Book Value was $1.38 billion, or $30.31 per share, at September 30, 2019, as compared to $1.35 billion, or $29.57 per share, at June 30, 2019. The increase in Adjusted Book Value was primarily attributable to Adjusted Earnings (net of earned premium) for the third quarter of 2019 partially offset by premiums ceded under the reinsurance transaction.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	September 30, 2019		June 30, 2019
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total AFGI Stockholders' Equity (Deficit)	$1,568.7	$34.44	$1,492.9	$32.78
Adjustments:
Non-credit impairment fair value losses on credit derivatives	0.4	0.01	0.9	0.02
Insurance intangible asset	(433.5)	(9.52)	(454.8)	(9.99)
Net unearned premiums and fees in excess of expected losses	433.6	9.52	465.1	10.21
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(188.6)	(4.14)	(157.3)	(3.45)
Adjusted book value	$1,380.6	$30.31	$1,346.8	$29.57
Shares outstanding (in millions)		45.6		45.5
Earnings Call and Webcast
On November 8, 2019 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss third quarter 2019 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events-and-presentations/events. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through November 21, 2019, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13695692.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.

About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a financial services holding company whose subsidiaries include Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations in run-off. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance") or from transactions or opportunities apart from Ambac Assurance; (3) changes in Ambac Assurance’s estimated representation and warranty recoveries or loss reserves over time; (4) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (5) adverse effects on Ambac’s share price resulting from future offerings of debt or equity securities that rank senior to Ambac’s common stock; (6) potential of rehabilitation proceedings against Ambac Assurance; (7) dilution of current shareholder value or adverse effects on Ambac’s share price resulting from the issuance of additional shares of common stock; (8) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (9) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers, including an increased risk of loss on revenue bonds of distressed public finance issuers due to a recent judicial decision adverse to revenue bond holders; (10) the Company's inability to realize the expected recoveries included in its financial statements; (11) insufficiency or unavailability of collateral to pay secured obligations; (12) credit risk throughout the Company’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations (including obligations of the Commonwealth of Puerto Rico and its instrumentalities and agencies as well as obligations relating to privatized military housing projects) and exposures to reinsurers; (13) credit risks related to large single risks, risk concentrations and correlated risks; (14) the risk that the Company’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (15) risks associated with adverse selection as the Company’s insured portfolio runs off; (16) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (17) disagreements or disputes with Ambac Assurance's primary insurance regulator; (18) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (19) the Company’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (20) the Company may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (21) the Company may not be able to generate the significant amount of cash needed to service its debt and financial obligations, and may not be able to refinance its indebtedness; (22) restrictive covenants in agreements and instruments may impair the Company’s ability to pursue or achieve its business strategies; (23) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted; (24) the Company’s results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of the Company’s insurance intangible asset; (25) adverse tax consequences or other costs resulting from the characterization of the Company’s surplus notes or other obligations as equity; (26) risks attendant to the change in composition of securities in the Company’s investment portfolio; (27) changes in tax law; (28) changes in prevailing interest rates; (29) the expected discontinuance of the London Inter-Bank Offered Rate; (30) factors that may influence the amount of installment premiums paid to the Company; (31) default by one or more of Ambac Assurance's portfolio investments, insured issuers or counterparties; (32) market risks impacting assets in the Company’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (33) risks relating to determinations of amounts of impairments taken on investments; (34) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on the Company’s business, operations, financial position, profitability or cash flows; (35) actions of stakeholders whose interests are not aligned with broader interests of the Company's stockholders; (36) the Company’s inability to realize value from Ambac UK or other subsidiaries of Ambac Assurance; (37) system security risks; (38) market spreads and pricing on interest rate derivatives insured or issued by the Company; (39) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (40) changes in accounting principles or practices that may impact the Company’s reported financial results; (41) legislative and regulatory developments, including intervention by regulatory authorities; (42) the economic impact of “Brexit”; (43) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (44) the Company’s financial position that may prompt departures of key employees and may impact the Company’s ability to attract qualified executives and employees; (45) fluctuations in foreign currency exchange rates could adversely impact the insured portfolio in the event of loss reserves or claim payments denominated in a currency other than US dollars and the value of non-US dollar denominated securities in our investment portfolio; and (46) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	September 30, 2019	June 30, 2019
Revenues:
Net premiums earned	$10,466	$7,833
Net investment income:
Securities available-for-sale and short-term	36,330	78,329
Other investments	8,207	8,130
Total net investment income	44,537	86,459
Net other-than-temporary impairment losses recognized in earnings	(42)	—
Net realized investment gains (losses)	18,471	35,860
Net gains (losses) on derivative contracts	(9,890)	(35,412)
Other income (expense)	141,376	(8,908)
Income on variable interest entities	11,244	3,294
Total revenues	216,162	89,126
Expenses:
Losses and loss expense (benefit)	37,139	(133,480)
Insurance intangible amortization	17,421	226,242
Operating expenses	25,622	29,090
Interest expense	66,925	67,381
Total expenses	147,107	189,233
Pre-tax income (loss)	69,055	(100,107)
Provision for income taxes	2,939	28,322
Net income (loss) attributable to common stockholders	$66,116	$(128,429)

Net income (loss) per basic share	$1.44	$(2.79)
Net income (loss) per diluted share	$1.41	$(2.79)

Weighted-average number of common shares outstanding:
Basic	45,997,694	45,986,043
Diluted	47,020,058	45,986,043

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Nine Months Ended September 30,
($ in Thousands, except share data)	2019	2018
Revenues:
Net premiums earned	$46,057	$82,359
Net investment income:
Securities available-for-sale and short-term	161,211	222,278
Other investments	24,627	12,956
Total net investment income	185,838	235,234
Net other-than-temporary impairment losses recognized in earnings	(71)	(1,579)
Net realized investment gains (losses)	71,564	82,211
Net gains (losses) on derivative contracts	(61,461)	51,706
Net realized gains on extinguishment of debt	—	3,121
Other income (expense)	133,270	2,676
Income (loss) on variable interest entities	30,459	2,982
Total revenues	405,656	458,710
Expenses:
Losses and loss expense (benefit)	(83,934)	(181,315)
Insurance intangible amortization	279,941	78,299
Operating expenses	79,627	90,865
Interest expense	202,284	176,192
Total expenses	477,918	164,041
Pre-tax income (loss)	(72,262)	294,669
Provision for income taxes	33,252	6,811
Net income (loss)	$(105,514)	$287,858
Less: loss on exchange of auction market preferred shares	—	81,686
Net income (loss) attributable to common stockholders	$(105,514)	$206,172

Net income (loss) per basic share	$(2.30)	$4.52
Net income (loss) per diluted share	$(2.30)	$4.43

Weighted-average number of common shares outstanding:
Basic	45,939,284	45,635,483
Diluted	45,939,284	46,510,795

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	September 30, 2019	June 30, 2019
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $2,561,278 and $2,465,967)	$2,727,305	$2,604,177
Fixed income securities pledged as collateral, at fair value (amortized cost: $84,948 and $84,418)	84,948	84,418
Short-term investments, at fair value (amortized cost: $664,423 and $772,214)	664,441	772,299
Other investments (includes $418,140 and $426,563 at fair value)	462,427	469,438
Total investments	3,939,121	3,930,332
Cash and cash equivalents	51,951	17,514
Restricted cash	12,561	—
Premium receivables	414,744	441,526
Reinsurance recoverable on paid and unpaid losses	26,036	27,215
Deferred ceded premium	76,495	56,272
Subrogation recoverable	2,082,268	1,984,826
Derivative assets	82,162	72,376
Current taxes	19,663	14,092
Insurance intangible asset	433,524	454,830
Other assets	113,189	190,566
Variable interest entity assets:
Fixed income securities, at fair value	3,158,608	3,138,714
Restricted cash	3,168	28,500
Loans, at fair value	2,965,539	4,288,572
Derivative assets	67,921	62,941
Other assets	4,154	4,790
Total assets	$13,451,104	$14,713,066
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$527,771	$556,908
Loss and loss expense reserves	1,522,304	1,494,106
Ceded premiums payable	29,950	30,795
Deferred taxes	30,150	31,716
Long-term debt	2,954,929	2,946,620
Accrued interest payable	423,815	407,096
Derivative liabilities	103,314	88,245
Other liabilities	95,267	137,757
Variable interest entity liabilities:
Accrued interest payable	2,656	529
Long-term debt (includes $4,151,433 and $5,308,724 at fair value)	4,353,171	5,648,083
Derivative liabilities	1,779,077	1,818,273
Other liabilities	36	22
Total liabilities	11,822,440	13,160,150

Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued: 45,571,743 and 45,571,743	456	456
Additional paid-in capital	229,128	226,794
Accumulated other comprehensive income	26,407	19,088
Retained earnings	1,313,052	1,246,990
Treasury stock, shares at cost: 20,483 and 22,558	(347)	(380)
Total Ambac Financial Group, Inc. stockholders’ equity	1,568,696	1,492,948
Noncontrolling interest	59,968	59,968
Total stockholders’ equity	1,628,664	1,552,916
Total liabilities and stockholders’ equity	$13,451,104	$14,713,066